Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Statement by Experts” and to the use of our report dated November 21, 2007, with respect to the consolidated financial statements of Samson Oil & Gas Limited, included in Amendment No. 3 to the Registration Statement on Form 20-F.

/s/ Ernst & Young
Perth, Australia
November 23, 2007